AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            TERMOEMCALI FUNDING CORP.


        TermoEmcali Funding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, desiring to give notice of corporate action effectuating the amendment and restatement of its Certificate of Incorporation, hereby certifies as follows:

        FIRST: That the name of this corporation is TermoEmcali Funding Corp. (the "Corporation"). The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on the 20th day of February, 1997.

        SECOND: Pursuant to Sections 245 and 104 of the General Corporation Law of the State of Delaware (the "Code"), this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.

        THIRD: The Corporation has not received any payment for any of its stock and, therefore, pursuant to Section 241 of the Code the majority of the directors may amend the certificate of incorporation without requiring shareholder consent.

        FOURTH:   The   Corporation's   Amended  and  Restated   Certificate  of
Incorporation expands the business purposes of the Corporation set forth in Article Third thereof.

        FIFTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN  WITNESS   WHEREOF,   TermoEmcali   Funding  Corp.  has  caused  this
Certificate to be signed by its sole director this 10th day of April, 1997.



                                            TERMOEMCALI FUNDING CORP.



                                            By:/s/ Carlos A. Riva
                                               ---------------------------------
                                               Carlos A. Riva, sole Director

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            TERMOEMCALI FUNDING CORP.

        The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies as follows:

        FIRST: The name of the corporation (hereinafter,  the "Corporation") is:
TERMOEMCALI FUNDING CORP.

        SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The business or purposes to be conducted or promoted by the Corporation are restricted to the issuance of securities which will be issued and sold pursuant to an exemption or exemptions from registration under the Securities Act of 1933, as amended, and other financing transactions (whether as a borrower or a lender) in connection with the financing, construction, testing, start-up and operation of a natural-gas fired power station with an aggregate net design capacity of approximately 233.8 megawatts, to be located in or near, Cali, Colombia and owned by TermoEmcali I S.C.A. E.S.P. The Corporation shall not conduct any other business or incur any other liabilities except as provided above.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100), which shares shall be of one class, designated Common Stock, with a par value of one dollar ($1.00) per share.

              The name and mailing address of the incorporator is:

                      Cristina A. Aragona
                      c/o Hunton & Williams

                      1900 K Street, NW
                      Washington, DC 20006

        FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

        1. The election of the directors of the Corporation need not be by written ballot unless the By-laws so require;

        2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation;

        3. At all meetings of the Board of Directors, the whole Board of Directors shall constitute a quorum for the transaction of business; and

        4. The unanimous vote of the directors present at a meeting at which a quorum is present shall be required for action by the Board of Directors.

        SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of


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



the Corporation or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.



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